EXHIBIT  11
        FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
             Computation of Per Share Earnings *
          (In thousands, except per share amounts)
                         (unaudited)

                                    December 31,   December 31,   December 31,
                                       1998           1997           1996
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
Basic:
Net income                           $ 4,338        $ 1,956        $ 5,500
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Weighted average number of shares
  outstanding during the period        6,510          6,318          6,072
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Net income per share                 $  0.67        $  0.31        $  0.91
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Dilutive:
Net income                           $ 4,338        $ 1,956        $ 5,500
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Weighted average number of shares
  outstanding during the period        6,510          6,318          6,072

Effective of dilutive common
  equivalent shares                      638            616            463
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Weighted average shares and
  dilutive common equivalent shares
  for dilutive earnings per share      7,148          6,934          6,535
==============================================================================
Net income per share                 $  0.61        $  0.28        $  0.84
==============================================================================

  * All per share figures have been restated for all common
                    stock dividends paid.